Exhibit 99.1

UGI Corporation Announces Resignation of James B. Stallings, Jr. from Board of Directors
February 17, 2023

VALLEY FORGE, PA, February 17 – UGI Corporation (NYSE: UGI) announced today that James B. Stallings, Jr. will resign from the UGI Board of Directors for personal reasons effective March 31, 2023.

Frank S. Hermance, Chair of UGI’s Board of Directors, stated, “On behalf of the entire UGI Board, I would like to thank Jim for his valuable insights, perspective and commitment during his service as a member of the Board. As a director since 2015, Jim has been a thoughtful and effective contributor to the continuing success of the Company. He will be missed.”

Roger Perreault, UGI’s President and CEO, commented, “Speaking for management, Jim has generously shared his broad range of experience and expertise in his role as a director, particularly his focus on employee development, and we are grateful for his years of exemplary service.”

Mr. Stallings remarked, “It has been a pleasure to serve on the UGI Board. I have appreciated the dedication and collegiality of my fellow directors and the opportunity to contribute to UGI’s success.”

About UGI Corporation
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, natural gas utilities in West Virginia, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas in the Mid-Atlantic region of the United States and California and internationally in France, Belgium, and the Netherlands.
Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

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